400 Centre Street, Newton, MA 02458-2076	tel: (617) 796-8350 fax: (617) 796-8349
Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Timothy A. Bonang
Manager of Investor Relations
(617) 796-8234
www.snhreit.com

Senior Housing Properties Trust Announces Results for the Periods Ended September 30, 2007

Newton, MA (November 1, 2007).  Senior Housing Properties Trust (NYSE: SNH) today announced its financial results for the quarter and nine months ended September 30, 2007, as follows:

Results for the quarter ended September 30, 2007:

Net income for the quarter ended September 30, 2007 was $20.6 million, or $0.25 per share, compared to net income of $15.4 million, or $0.21 per share, for the quarter ended September 30, 2006.

Funds from operations (FFO) for the quarter ended September 30, 2007 was $34.1 million, or $0.41 per share. This compares to FFO for the quarter ended September 30, 2006 of $27.7 million, or $0.39 per share.

The weighted average number of common shares outstanding totaled 83.7 million and 71.8 million for the quarters ended September 30, 2007 and 2006, respectively.

Results for the nine months ended September 30, 2007:

Net income for the nine months ended September 30, 2007 was $58.8 million, or $0.71 per share, compared to net income of $38.6 million, or $0.54 per share, for the nine months ended September 30, 2006. Net income for the nine months ended September 30, 2007 includes a loss on early extinguishment of debt of $2.0 million, or $0.02 per share, related to the purchase and retirement of $20.0 million of SNH’s 8 5/8% senior notes due 2012. Net income for the same period in 2006 includes (1) an impairment of assets charge of $1.4 million, or $0.02 per share, related to three properties that we later sold during the fourth quarter of 2006, (2) a loss on early extinguishment of debt of $1.3 million, or $0.02 per share, related to the $28.2 million redemption of all of SNH’s 10.125% junior subordinated debentures and (3) a loss on early extinguishment of debt of $5.2 million, or $0.07 per share, related to the $52.5 million redemption of SNH’s 7 7/8% senior notes due 2015.

FFO for the nine months ended September 30, 2007 was $99.1 million, or $1.20 per share. FFO includes a loss on early extinguishment of debt paid in cash of $1.8 million, or $0.02 per share, related to the purchase and retirement of the senior notes due 2012 described above. This compares to FFO for the nine months ended September 30, 2006 of $79.0 million, or $1.10 per share. FFO for the nine months ended September 30, 2006 includes a $4.1 million, or $ 0.06 per share, loss for the cash premium paid for partial redemption of the senior notes due 2015 described above.

The weighted average number of common shares outstanding totaled 82.7 million and 71.8 million for the nine months ended September 30, 2007 and 2006, respectively.

A reconciliation of FFO to net income determined according to U.S. generally accepted accounting principles, or GAAP, is set forth below.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

Investment Activities and Subsequent Events:

In September 2007, SNH agreed to purchase six wellness centers for approximately $76.8 million. These wellness centers are leased to Starmark Holdings, LLC who will continue to operate them under the brand name “Wellbridge”. We acquired four of these wellness centers for $42.1 million on October 30, 2007 using cash on hand and borrowings under our revolving credit facility. We expect to fund the acquisition of the two remaining wellness centers using cash on hand, by borrowings under our revolving credit facility and by assuming a mortgage for $14.9 million at 6.9% per annum.

In October 2007, SNH agreed to purchase six senior living properties with a total of 707 units for approximately $78.5 million. We intend to lease these properties to Five Star Quality Care, Inc., or Five Star, and to add them to our combined lease for 114 properties with Five Star, which has a current term expiring in 2020. We expect to fund these acquisitions using cash on hand and by borrowings under our revolving credit facility.

On October 11, 2007, SNH raised its regular quarterly common share dividend by $0.01 to $0.35 per common share ($1.40 per share per year). This regular quarterly dividend will be paid to common shareholders of record as of the close of business on October 22, 2007, and distributed on or about November 15, 2007.

Conference Call:

On Thursday, November 1, 2007, at 1:00 p.m. EST, David J. Hegarty, president and chief operating officer, and Richard A. Doyle, treasurer and chief financial officer, will host a conference call to discuss the results for the third quarter ended September 30, 2007.  The conference call telephone number is 1-800-930-1353. Participants calling from outside the United States and Canada should dial 1-913-312-1395. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through 4:00 p.m., Thursday, November 8, 2007. To hear the replay, dial 1-719-457-0820. The replay pass code is 3783264.

A live audio web cast of the conference call will also be available in listen only mode on the SNH web site. Participants wanting to access the webcast should visit the web site about five minutes before the call. The archived webcast will be available for replay on the SNH web site for about one week after the call.

Supplemental Data:

A copy of SNH’s Third Quarter 2007 Supplemental Operating and Financial Data is available for download from the SNH website, www.snhreit.com.

Senior Housing Properties Trust is a real estate investment trust, or REIT, that owns 200 properties located in 32 states. SNH is headquartered in Newton, Massachusetts.

Senior Housing Properties Trust
Financial Information
(in thousands, except per share data)

Income Statement:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Rental income	$44,653	$41,983	$133,361	$123,727
Interest and other income	571	334	1,577	1,034
Total revenues	45,224	42,317	134,938	124,761
Expenses:
Interest	9,223	11,833	28,276	34,751
Depreciation	11,821	10,978	35,120	32,631
General and administrative	3,567	4,088	10,732	10,870
Impairment of assets(1)	-	-	-	1,420
Loss on early extinguishment of debt(2)	-	-	2,026	6,526
Total expenses	24,611	26,899	76,154	86,198
Net income	$20,613	$15,418	$58,784	$38,563

Weighted average shares outstanding	83,659	71,824	82,718	71,818
Per share data:
Net income	$0.25	$0.21	$0.71	$0.54

Balance Sheet:

	At September 30, 2007	At December 31, 2006
Assets
Real estate properties	$1,847,192	$1,814,358
Less accumulated depreciation	311,627	276,507
	1,535,565	1,537,851
Cash and cash equivalents	3,645	5,464
Restricted cash	3,010	2,435
Deferred financing fees, net	6,461	8,173
Other assets	28,257	30,851
Total assets	$1,576,938	$1,584,774

Liabilities and Shareholders’ Equity
Unsecured revolving credit facility	$-	$112,000
Senior unsecured notes, net of discount	321,837	341,673
Secured debt and capital leases	90,143	91,412
Total debt	411,980	545,085
Other liabilities	19,421	20,223
Total liabilities	431,401	565,308
Shareholders’ equity	1,145,537	1,019,466
Total liabilities and shareholders’ equity	$1,576,938	$1,584,774

(1)	During the nine months ended September 30, 2006, we recognized an impairment of assets charge of $1.4 million related to three properties that were sold during the fourth quarter of 2006.

(2)
In January 2007, we purchased and retired $20.0 million of our 8 5/8% senior notes due 2012 and paid a premium of $1.8 million and wrote off $276,000 of deferred financing fees and unamortized discount related to these senior notes.  In June 2006, we redeemed all of our $28.2 million of 10.125% junior subordinated debentures; loss on early extinguishment of debt includes a $1.3 million write off of unamortized deferred financing fees related to these debentures. In January 2006, we redeemed $52.5 million of our 7 7/8% senior unsecured notes and paid a $4.1 million redemption premium and wrote off $1.1 million of deferred financing fees and unamortized discount related to these senior notes.

Senior Housing Properties Trust
Funds from Operations
(in thousands, except per share data)

Calculation of Funds from Operations (FFO) (1):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net income	$20,613	$15,418	$58,784	$38,563
Add: Depreciation expense	11,821	10,978	35,120	32,631
Impairment of assets	-	-	-	1,420
Loss on early extinguishment of debt	-	-	2,026	6,526
Deferred percentage rent (2)	1,700	1,263	4,961	4,016
Less: Loss on early extinguishment of debt settled in cash (3)	-	-	(1,750)	(4,134)
FFO	$34,134	$27,659	$99,141	$79,022

Weighted average shares outstanding	83,659	71,824	82,718	71,818

FFO per share	$0.41	$0.39	$1.20	$1.10
Distributions declared	$0.35	$0.33	$1.03	$0.98

(1)
We compute FFO as shown in the calculation above. This calculation begins with income from continuing operations or, if that amount is the same as net income, with net income. Our calculation of FFO differs from the National Association of Real Estate Investment Trusts, or NAREIT, definition of FFO because we include deferred percentage rent in FFO as discussed in footnote (2) below and we exclude loss on early extinguishment of debt not settled in cash from FFO. We consider FFO to be an appropriate measure of performance for a real estate investment trust, or REIT, along with net income and cash flow from operating, investing and financing activities. We believe that FFO provides useful information to investors because by excluding the effects of certain historical costs, such as depreciation expense and gain or loss on sale of properties, FFO can facilitate comparison of current operating performance among REITs. FFO does not represent cash generated by operating activities in accordance with U.S. generally accepted accounting principles, or GAAP, and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity. FFO is one important factor considered by our board of trustees in determining the amount of distributions to shareholders. Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving credit facility and public debt covenants, the availability of debt and equity capital to us and our expectation of our future performance.

(2)
Our percentage rents are generally calculated on an annual basis. We recognize percentage rental income received during the first, second and third quarters in the fourth quarter when all contingencies related to percentage rents are satisfied. Although recognition of revenue is deferred until the fourth quarter, our FFO calculation for the first three quarters includes estimated amounts of deferred percentage rents with respect to those periods. The fourth quarter calculation of FFO excludes the amounts recognized during the first three quarters.

(3)
FFO for the nine months ended September 30, 2007 includes a $1.8 million loss for the cash premium paid for our retirement of $20.0 million of our 8 5/8% senior notes due 2012. FFO of the nine months ended September 30, 2006 includes a $4.1 million loss for the cash premium paid for our redemption of $52.5 million of our 7 7/8% senior notes due 2015.

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